FOR IMMEDIATE RELEASE

Contact: Kyle Stults
Investor Relations
(410) 740-0081

MARTEK ANNOUNCES THIRD QUARTER FINANCIAL RESULTS

COLUMBIA, MD – September 8, 2005: Martek Biosciences Corporation (NASDAQ:MATK) today announced its financial results for the quarter ended July 31, 2005, the third quarter of fiscal 2005 (3rd Qtr 05). For the 3rd Qtr 05, revenues of $39.5 million were achieved, down from $47.3 million for the third quarter of fiscal 2004 (3rd Qtr 04). For the 3rd Qtr 05, Martek generated a net loss of $100,000, or $0.00 per diluted share, compared to net income of $5.0 million, or $0.16 per diluted share, for the 3rd Qtr 04.

“As predicted, we believe customers have largely worked off their inventory which reduced the third quarter’s sales and earnings. As these inventories are depleted, I expect a return to sales growth and profitability,” stated Henry “Pete” Linsert, Jr., Chief Executive Officer of Martek.

3rd Qtr Consolidated Financial Results

Total revenues for the 3rd Qtr 05 were $39.5 million, a decrease of $7.8 million or 17% from the 3rd Qtr 04. This decline was primarily due to the previously disclosed build-up of inventory by certain customers. The Company believes that this build-up was a response, in part, to the inability of Martek, and that of its third-party suppliers, to keep up with demand in fiscal 2004 and the first part of fiscal 2005.

Gross profit margin on product sales was 38% for the 3rd Qtr 05 and 40% for the 3rd Qtr 04. Gross profit margin for the 3rd Qtr 05 decreased primarily because of higher U.S. dollar to euro exchange rates in the winter and spring of 2005 compared to 2004. DHA yield improvements partially offset the exchange rate cost during the quarter.

Research and development expenses, primarily development, increased by $400,000 or 8% in the 3rd Qtr 05 compared to the 3rd Qtr 04. The increase was the result of new DHA clinical studies and additional efforts in the development of new food and beverage applications for DHA.

Selling, general and administrative expenses increased by $1.0 million or 14% during the 3rd Qtr 05 over the 3rd Qtr 04. The increase was mainly due to costs related to Sarbanes-Oxley Act compliance as well as additional insurance and legal costs incurred duing the current quarter. On a sequential quarter basis, selling, general and administrative expenses were nearly flat.

Other operating expenses totaled $1.2 million in the 3rd Qtr 05, a decrease from the $1.6 million incurred in 3rd Qtr 04. These costs in the 3rd Qtr 05 were comprised largely of start-up costs related to the qualification of internal ARA production.

Loss before income taxes was $200,000 compared to income before income taxes of $5.0 million in the 3rd Qtr 04. The income tax benefit totaled $100,000 in 3rd Qtr 05 and has been recorded based upon the Company’s estimated effective tax rate for fiscal 2005. (The Company did not record a provision for income taxes in the 3rd Qtr 04.) Net loss of $100,000, or $0.00 per share on a diluted basis, was realized in the 3rd Qtr 05, compared to net income of $5.0 million, or $0.16 per share on a diluted basis, for the 3rd Qtr 04.

Year-to-date Consolidated Financial Results

Total revenues for fiscal 2005 year-to-date (05 YTD) were $161.8 million, an increase of $37.0 million or 30% over fiscal 2004 year-to-date (04 YTD), due primarily to higher sales of nutritional products to the Company’s infant formula licensees. Gross profit margin on product sales increased to 40% for 05 YTD from 39% for 04 YTD, primarily due to DHA productivity improvements. Research and development expenses increased by $1.8 million or 13% in 05 YTD compared to 04 YTD due to additional efforts in DHA, ARA and food DHA production improvements as well as DHA clinical studies. Selling, general and administrative expenses increased by $5.3 million or 28% in 05 YTD over 04 YTD due to increased personnel, legal and insurance costs as well as cost increases related to Sarbanes-Oxley Act compliance. Income before income taxes increased by $4.6 million or 39% in 05 YTD compared to 04 YTD. Net income of $10.4 million, or $0.33 per diluted share, was realized for 05 YTD, compared to net income of $11.8 million, or $0.38 per diluted share for 04 YTD.

The Company used cash in operations of $3.7 million in 05 YTD. This was largely the result of increases in Martek’s DHA and ARA inventory levels offset by Martek’s net income. For the first time in three years, the Company has been able to build at least two months of DHA and ARA finished goods inventory. Capital expenditures for 05 YTD were $51.7 million, the majority of which related to the expansion of the Kingstree facility, which is now substantially complete. The Company generated cash flow from financing activities of $64.6 million, primarily due to the issuance of common stock under the Company’s shelf registration which generated net proceeds of $81.4 million, offset by the net repayment of $25.5 million of borrowings under the Company’s revolving credit facility. As of July 31, 2005, Martek had approximately $52.7 million in cash, cash equivalents and short-term investments, an increase of $10.1 million from October 31, 2004, and had available borrowings under the revolving credit facility of $40.5 million.

As of July 31, 2005, the Company employed 621 full-time employees, of which 88 were hired during fiscal 2005, primarily to support the Company’s expansion in production and research and development.

Recent Highlights

•	Production and Inventory of Nutritional Oils – The Company has substantially completed its extensive expansion in Kingstree for the fermentation and downstream processing of the Company’s nutritional oils. Additionally, DSM has substantially completed its expansion in Belvidere, New Jersey and has significantly increased its output at that plant. When combining Martek’s and DSM’s production capabilities, the Company now has production capacity adequate to fulfill the expected needs of the infant formula market and to position Martek to meet the potential short- to mid-term demand estimated for food and beverage DHA products. This capacity growth has also recently allowed the Company to accumulate sufficient finished goods inventory, to cease the air freighting of ARA from Europe and to remove limits on customer orders.

•	Higher Level DHA and ARA Infant Formulas Launched in U.S. – Wal-Mart and Sam’s Club have recently launched private label infant formula products under the Parent’s Choice and Member’s Mark brands, respectively, that contain higher levels of Martek’s DHA and ARA than previously available under private label.

•	Martek Receives Favorable European Patent Rulings – In August 2005, Martek received a favorable ruling on a European patent matter. In this ruling, Martek’s patent on its DHA oil was upheld by the Opposition Division of the European Patent Office (EPO). Opposing parties may appeal the decision. Martek has a pending lawsuit in Germany against Celanese Ventures GmbH and Nutrinova Nutrition Specialties & Food Ingredients GmbH, a wholly-owned subsidiary of Celanese Corporation (NYSE:CE), for infringement of this patent, and the Opposition Division’s favorable decision is an important advance in this case.

Additionally, in May 2005, Martek received a favorable decision from the Appeal Board of the EPO relating to one of its European DHA patents acquired in connection with the OmegaTech purchase in 2002, covering primarily production processes and human and animal food uses. Although the ruling is subject to additional review, the favorable decision insures consideration of broad claims and represents an important strengthening of the Company’s overall European intellectual property position.

•	Study Results Support Benefits of DHA –The results of a recently-published study in the American Journal of Clinical Nutrition found that infants of mothers who supplemented with Martek DHA™ while breastfeeding had improved psychomotor skills at 21/2 years of age, as measured by higher Bayley Psychomotor Development Index scores. The study also found that supplementing with DHA increases DHA levels in the mother’s milk and infant’s blood.

•	Launch of Nutrition Bar Containing Martek DHA™ – Oh Mama! nutrition bars, which contain Martek DHA™, recently became available at Motherhood Maternity stores nationwide.

•	Two New Infant Formula Licensees – Infant formula companies Pasteur Milk Co., Ltd. and Semper AB have recently signed license agreements for use of Martek’s DHA and ARA in infant formula. Pasteur’s license covers South Korea and Semper’s license includes Finland, Sweden, Latvia and Lithuania.

•	Winchester Property Acquisitions – During the third quarter, the Company acquired two additional parcels of land adjacent to its current Winchester facility to be used for expansion purposes. Martek Winchester is now situated on a combined parcel of approximately 35 acres, up from approximately 8 acres at the beginning of the quarter.

•	Successful Manufacturing Audits – Martek’s manufacturing facilities in Winchester, Kentucky and Kingstree, South Carolina recently received a favorable rating of “excellent” or “superior” in audits by the American Institute of Baking (AIB). AIB provides a standard audit for assessing operations in the food processing industry for ensuring food safety. These ratings are above those required by major food companies and are indicative of Martek’s high manufacturing standards.

Management Changes

Changes to Martek’s management have recently occurred or will occur over the coming months. These changes are as follows:

•	New Chief Operating Officer - In September 2005, Mr. Peter Nitze joined the Company as Senior Vice President and Chief Operating Officer. In this capacity, Mr. Nitze will report to Mr. Steve Dubin, Martek’s President, and will be responsible for production and research and development activities. Prior to joining Martek, Mr. Nitze held senior level operations positions at DRS Technologies, Regulatory DataCorp and business units of Honeywell International. Mr. Nitze received his M.S. in Manufacturing Systems Engineering and Industrial Engineering from Stanford University and his B.A. from Harvard University.

•	Retirement of Mr. Jerome Keller – Effective at the end of fiscal 2005, Mr. Jerome Keller will retire as Senior Vice President, Sales and Marketing. The Company’s Board of Directors has elected Mr. Keller as a director of the Company effective upon his retirement and Mr. Keller has agreed to join the Board at that time. Mr. David Abramson, Martek’s Senior Vice President, Corporate Development, will assume Mr. Keller’s responsibilities upon his retirement.

Investor Conference Call Webcast

Investors may listen to Martek’s management discuss the Company’s quarterly earnings and other current business issues on Thursday, September 8, 2005 at 4:45 p.m. EDT by accessing Martek’s website at www.martekbio.com, selecting the “Investors” tab, choosing “Live Webcast” and following the related instructions. The webcast will be available for replay through the close of business on October 8, 2005.

General

Sections of this release contain forward-looking statements concerning, among other things: (1) expectations regarding production issues, customer demand, future revenue and profit trends, capacity for annualized sales of our infant formula and food DHA products, product introductions, and margin and productivity improvements, applications and potential collaborations; (2) expectations regarding future efficiencies in manufacturing processes and the costs of production of nutritional oils and purchase of third-party manufactured oils; (3) expectations regarding production capacity and timing of production capacity growth; (4) expectations regarding litigation involving our intellectual property and (5) expectations regarding changes in Martek’s senior management. These statements are based upon numerous assumptions which Martek cannot control and involve risks and uncertainties that could cause actual results to differ. These statements should be understood in light of the risk factors set forth in the Company’s filings with the Securities and Exchange Commission, including, but not limited to Exhibit 99.01 to the Company’s Form 10-Q for the fiscal quarter ended April 30, 2005 and other filed reports on Form 10-K, Form 10-Q and Form 8-K.

About Martek

Martek Biosciences Corporation develops, manufactures and sells naturally produced products from microalgae and fungi. The Company’s products include: (1) specialty, nutritional oils for infant formula that aid in the development of the eyes and central nervous system in newborns; (2) nutritional supplements and food ingredients that may play a beneficial role in promoting mental and cardiovascular health throughout life; and (3) powerful fluorescent markers for diagnostics, rapid miniaturized screening, and gene and protein detection.

MARTEK BIOSCIENCES CORPORATION
Summary Consolidated Financial Information
(Unaudited — $ in thousands, except share and per share data)

Condensed Consolidated Statements of Operations Data

	Three months ended July 31,		Nine months ended July 31,
	2005	2004	2005	2004
Revenues:
Product sales	$35,926	$44,064	$151,871	$114,482
Contract manufacturing sales	3,563	3,273	9,938	10,350

Total revenues	39,489	47,337	161,809	124,832

Costs and expenses:
Cost of product sales	22,429	26,264	91,323	70,042
Cost of contract manufacturing sales	3,261	2,912	8,650	8,549
Research and development	5,309	4,932	15,446	13,660
Selling, general and administrative	7,834	6,872	24,086	18,780
Other operating expenses	1,243	1,587	6,803	2,691

Total costs and expenses	40,076	42,567	146,308	113,722

Income (loss) from operations	(587)	4,770	15,501	11,110
Other income, net	415	241	871	651

Income (loss) before income taxes	(172)	5,011	16,372	11,761
Income tax provision (benefit)	(63)	—	5,976	—

Net income (loss)	$(109)	$5,011	$10,396	$11,761

Basic earnings (loss) per share	$(0.00)	$0.17	$0.34	$0.41

Diluted earnings (loss) per share	$(0.00)	$0.16	$0.33	$0.38

Shares used in computing basic earnings (loss) per share	31,681,496	29,270,301	30,924,994	28,936,660
Shares used in computing diluted earnings (loss) per share	31,681,496	31,168,113	31,867,590	31,105,821

Condensed Consolidated Balance Sheets Data

	July 31,	October 31,
	2005	2004
		(audited)
Assets:
Cash, cash equivalents and short-term investments	$52,727	$42,650
Accounts receivable, net	21,681	37,292
Inventories, net	72,725	30,379
Other current assets	3,951	6,793
Property, plant and equipment, net	289,101	255,430
Long-term deferred tax asset	48,035	49,378
Goodwill and other long-term assets, net	80,972	79,476

Total assets	$569,192	$501,398

Liabilities and stockholders’ equity:
Current liabilities	$34,103	$48,919
Non-current liabilities	79,694	106,315
Stockholders' equity	455,395	346,164

Total liabilities and stockholders’ equity	$569,192	$501,398

Condensed Consolidated Cash Flow Data

	Nine months ended July 31,
	2005	2004
Operating activities:
Net income	$10,396	$11,761
Non-cash items	18,355	5,908
Changes in operating assets and liabilities, net	(32,489)	(19,654)

Net cash used in operating activities	(3,738)	(1,985)

Investing activities:
Expenditures for property, plant and equipment	(51,746)	(153,093)
Other investing activities, net	974	(7,199)

Net cash used in investing activities	(50,772)	(160,292)

Financing activities:
Repayments of notes payable and other long-term obligations, net	(4,123)	(2,474)
(Repayments) borrowings under revolving credit facility, net	(25,500)	77,000
Proceeds from common stock and stock options, net	94,210	28,503

Net cash provided by financing activities	64,587	103,029

Net change in cash, cash equivalents and short-term investments	10,077	(59,248)
Cash, cash equivalents and short-term investments, beginning of period	42,650	96,971

Cash, cash equivalents and short-term investments, end of period	$52,727	$37,723